Exhibit 5.4

[LETTERHEAD OF DAVIS POLK & WARDWELL LLP, HONG KONG SOLICITORS]

CNOOC Limited

65th Floor, Bank of China Tower

One Garden Road, Central

Hong Kong

CNOOC Finance (2015) Australia Pty Ltd

c/o Anchor Legal

Level 6, 105 St Georges Terrace

Perth, Western Australia 6000, Australia

CNOOC Finance (2015) U.S.A. LLC

c/o Corporate Service Company

2711 Centerville Road

Wilmington, Delaware, U.S.A. 19808

Ladies and Gentlemen:

CNOOC Limited, a limited liability company incorporated under the laws of Hong Kong (the “Company”), CNOOC Finance (2015) Australia Pty Ltd, a proprietary company incorporated in and under the laws of Victoria, Australia (the “Australian Issuer”) and CNOOC Finance (2015) U.S.A. LLC, a limited liability company formed in and under the laws of the State of Delaware, United States (the “Delaware Issuer” and, together with the Australian Issuer, the “2015 Issuers”), are filing with the United States Securities and Exchange Commission on April 27, 2015 the Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement on Form F-3 (File No. 333-188261) dated May 1, 2013 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) the 2015 Issuers’ debt securities (the “2015 Debt Securities”), which may be issued pursuant to the indentures (the “2015 Indentures”) among the relevant 2015 Issuers, the Company and The Bank of New York Mellon, as trustee, initial paying agent and initial registrar, and (iii) guarantees by the Company of the 2015 Debt Securities (the “2015 Guarantees”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, and subject to the assumptions and qualifications set forth in Schedule I, we advise you that, in our opinion:

(1) Based solely on the certificate of registration of the Company issued by the Registrar of Companies in Hong Kong dated April 24, 2015, the Company was incorporated under the Companies Ordinance (Cap. 32 of the Laws of Hong Kong), predecessor to the Companies Ordinance, (Cap. 622 of the Laws of Hong Kong) (the “CO”) and remains registered as a limited company in the Companies Register maintained under the CO with corporate power and capacity to own its own properties and conduct its business in accordance with its articles of association.

(2)	The 2015 Indentures and the 2015 Guarantees have been duly authorized by the Company.

(3) Assuming that the 2015 Indentures are duly executed by the Company insofar as New York law is concerned, the 2015 Indentures when entered into by the Company will, upon signing of the 2015 Indentures by a duly authorized person on behalf of the Company, be duly executed by the Company.

This opinion is governed by and shall be construed in accordance with Hong Kong law.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K furnished by the Issuers and the Company on the date hereof and its incorporation by reference in the Post-Effective Amendment referred to above and further consent to the reference to our name under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus, which is a part of the Post-Effective Amendment, and the preliminary prospectus supplement dated April 27, 2015 relating to the Securities. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell

Schedule I

A.	Assumptions

In rendering this opinion, we have, with your consent and without any independent enquiry or investigation, assumed:

1.	the conformity to originals of all documents supplied to us as copies and the genuineness of all signatures, seals and markings on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

2.	that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been duly executed in the form of that draft, agreed form or specimen form;

3.	that on or after the date of execution of each of the 2015 Indentures and the 2015 Guarantees (together, the “Documents”), there has been no amendment (manuscript or otherwise), rescission or termination of such Document nor any other arrangements between any of the parties to the Documents which modify or supersede any of the terms of the Documents;

4.	that the Documents have been duly delivered by the parties and are not subject to any escrow or other similar arrangement;

5.	that all statements of fact (including, without limitation, all representations and warranties) contained in the Documents and any notices and certificates given or to be given under such Documents are, when made or repeated or deemed to be made or repeated, true, accurate and complete, that all opinions expressed or stated therein are bona fide, justifiably and honestly held and were reached after due consideration, and that any representation or warranty by any party thereto that it is not aware of or has no notice or knowledge of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

6.	absence of bad faith, fraud, undue influence, coercion, duress or misrepresentation on the part of any party to the Documents, and their respective directors, employees or agents, and that each of the Documents has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

7.	that there has been no breach of any of the provisions of the documents by any of the parties thereto, nor has any provision of such documents been affected by any other document or agreement or any course of dealings between the parties thereto or other event that would render the execution, delivery or performance of such documents illegal, void or otherwise ineffective;

8.	that due compliance has been effected with all matters (including, without limitation, the obtaining of necessary authorizations and consents, the making of necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other documentary taxes) required under the laws of all relevant jurisdictions (other than the laws of Hong Kong) in connection with the execution, delivery and performance of the Documents, and that such compliance remains in full force and effect and will continue to be effective;

9.	that there is no provision of any law of any jurisdiction outside Hong Kong that renders the execution, delivery or performance of any of the Documents illegal or ineffective and that insofar as any obligation under the Documents is performed in, or is otherwise subject to, any jurisdiction other than Hong Kong, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

10.	that the information revealed by the a search of the records of the Company at the Companies Registry in Hong Kong on [●], 2015 (a) was accurate in all respects and has not since the time of such search been altered, and (b) was complete and that such search did not fail to disclose any information which had been delivered for filing but which did not appear on the public file and was not disclosed at the time of the relevant search;

11.	that no winding up resolution or petition (voluntary or otherwise) has been presented, or order made by a court for the winding up or dissolution of the Company and no receiver, administrative receiver, manager, liquidator, trustee or similar officer has been appointed in relation to the Company or any of its respective assets or revenue;

12.	that the directors of the Company, in approving and authorizing the execution of the Documents and transactions contemplated thereby have exercised and will exercise their powers in accordance with their duties (including fiduciary duties) under all applicable laws and the articles of association in force at the relevant time.

B.	Qualifications

Our opinion is subject to the following qualifications:

1.	Our opinion is subject to applicable bankruptcy and insolvency laws including provisions relating to the setting aside of transactions, proof and ranking of claims, or otherwise affecting creditors’ rights whether specifically or generally, concepts of reasonableness, public policy and equitable principles of general applicability.

2.	Any Companies Registry search may not completely and accurately reflect the corporate situation of the Company due to (i) failure by officers of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing corporate actions may be filed, (iii) the possibility of additional delays (beyond the statutory time limits) between the taking of the corporation action and the necessary filing at the Companies Registry, (iv) the possibility of delays at the Companies Registry in the registration of documents and their subsequent copying onto the microfiche and (v) error and mis-filing that may occur.

We have assumed in giving this opinion that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997 continue to apply, subject to: (a) their subsequent independent development, which rests primarily with the courts of Hong Kong; (b) the extent to which they contravene the Basic Law of Hong Kong; and (c) their amendment by the Hong Kong legislature. We should also add that Article 158 of the Basic Law provides that, ultimately, power to interpret the provisions of the Basic Law is vested in the Standing Committee of the National People’s Congress of the People’s Republic of China and this has been confirmed by the decision of Hong Kong’s Court of Final Appeal in Vallejos and Domingo v Commissioner of Registration (2013) 16 HKCFAR 45.

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